Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ASTERIAS BIOTHERAPEUTICS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

The undersigned, Ryan D. Chavez, Chief Financial Officer and General Counsel of Asterias Biotherapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, on behalf of said corporation, hereby certifies as follows:

FIRST:                   The name of the corporation is Asterias Biotherapeutics, Inc. (the “Corporation”).

SECOND:              Pursuant to an affirmative vote of the Corporation's stockholders on June 20, 2018, the Corporation wishes to amend its Certificate of Incorporation so as to increase the number of authorized shares of its capital stock.

THIRD:                  To accomplish the amendment referred to in Paragraph SECOND above, the opening recital of Article 4 and Article 4.1 of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended and restated as follows:

Article 4
CAPITAL STOCK

The corporation is authorized to issue two classes of stock, which shall be designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock which the corporation is authorized to issue is Two Hundred Million (200,000,000).  The Common Stock shall be divided into series as provided in Section 4.1.  The number of shares of Preferred Stock which the corporation is authorized to issue is Five Million (5,000,000), with a par value of $0.0001 per share.  The Preferred Stock shall be issuable in series as provided in Section 4.2.

4.1          Common Stock

4.1.1      Shares and Series.  One Hundred Twenty-Five Million (125,000,000) shares of Common Stock with a par value of $0.0001 per share will be of a series designated Series A Common Stock, and Seventy Five Million (75,000,000) shares of Common Stock with a par value of $0.0001 per share will be of a series designated Series B Common Stock.

Each share of Series A Common Stock will be identical in all respects and will have equal rights, powers and privileges.  All shares of Series A Common Stock acquired by the corporation, whether upon purchase, exchange, or otherwise, will be authorized but unissued shares of Series A Common Stock and may be reissued by resolution of the board of directors of the corporation.

Each share of Series B Common Stock will be identical in all respects and will have equal rights, powers and privileges.  All shares of Series B Common Stock acquired by the corporation, whether upon purchase, exchange, or otherwise, will be authorized but unissued shares of Series B Common Stock and may be reissued by resolution of the board of directors of the corporation.

FOURTH:              This Certificate of Amendment and the foregoing amendment to the Certificate of Incorporation of the Corporation were duly authorized in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 13th day of July 2018 and hereby affirms under penalties of perjury that the statements contained herein are true.

ASTERIAS BIOTHERAPEUTICS, INC.

By:	/s/ Ryan D. Chavez
Ryan D. Chavez,
Chief Financial Officer and General Counsel